Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Jupiter Neurosciences, Inc. of our report dated March 28, 2025, relating to our audit of the financial statements as of December 31, 2024 and for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the such registration statement.

/s/ Assurance Dimensions, LLC

Assurance Dimensions, LLC
Coral Springs, Florida
June 26, 2026